Exhibit 107

Filing Fee Table

           F-1

(Form Type)

Chanson International Holding

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.001 per share(2)	Rule 457(o)	–	–	$5,022,000	0.00011020	$553.43
	Equity	Underwriter’s warrants(3)	Rule 457(g)	–	–	–	–	–

Fees Previously Paid	Equity	Class A ordinary shares, par value $0.001 per share(2)	Rule 457(o)	–	–	$21,888,000	–	$2,387.98
	Equity	Underwriter’s warrants(3)	Rule 457(g)	–	–	–	–	–
	Total Offering Amounts					$26,910,000		$2,941.41
	Total Fees Previously Paid							$2,387.98
	Total Fee Offset							$0
	Net Fee Due							$553.43

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriter pursuant to its option to purchase additional Class A ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)

The Registrant will issue to the underwriter warrants to purchase a number of Class A ordinary shares equal to an aggregate of 4% of the Class A ordinary shares sold in the offering, including any Class A ordinary shares issued upon exercise of the underwriter’s over-allotment option. The exercise price of the underwriter’s warrants is equal to 100% of the offering price of the Class A ordinary shares offered hereby. The underwriter’s warrants are exercisable for a period of four and a half years commencing six months from the date of commencement of sales of the offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Class A ordinary shares underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.